Exhibit 10.2

EMPLOYMENT AGREEMENT

       Y-Tel International, LLC, a Florida limited liability company, located at 806 O'Neal Lane, Baton Rouge LA 70816, hereinafter referred to as "Employer," and John Conroy, of Sherman Oaks California, hereinafter referred to as "Employee," in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1.  TERM OF EMPLOYMENT

Specific Period

        Section 1.01.  Employer hereby employs Employee and Employee hereby accepts employment with Employer for a period of two (2) years, beginning on September 27, 2004.

Automatic Renewal

        Section 1.02.  This agreement shall be renewed automatically for succeeding terms for one (1) year each unless either party gives written notice to the other of at least ninety (90) days prior to the expiration of any term of his/its intention not to renew.

"Employment Term" Defined

        Section 1.03.  As used herein, the phrase "employment term" refers to the entire period of employment of Employee by Employer hereunder, whether for the periods provided above, or whether terminated earlier as hereinafter or extended by mutual agreement between Employer and Employee.

ARTICLE 2.  DUTIES AND OBLIGATIONS OF EMPLOYEE

General Duties

        Section 2.01.  Employee shall serve as the CFO of Y-Tel, Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Employer.

Devotion to Employer's Business

        Section 2.02.  Employee shall devote his productive time, ability and attention to the business of Employer during the term of this agreement.

Non-Competition Obligation

        Section 2.03.  (a) Employee acknowledges and agrees that he serves in a special capacity for Employer pursuant to which he will acquire unique knowledge of the operations and business of Employer and, as such, will not be engaged in a common calling.  During the existence of Employee's employment by Employer hereunder and, if the employment of Employee is terminated by Employer for any reason pursuant to Section 8.01 or Employee voluntarily terminates his employment pursuant to Section 8.05 for a period of two (2) years from the date on which he shall cease to be employed by Employer, Employee shall not, acting alone or in conjunction with others, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer, or otherwise, in any of the Business Territories (as defined below), engage in any business in competition with the business conducted by Employer, or any subsidiary of Employer or otherwise, or solicit, canvas or accept any business or transaction for or from any other company or business in competition with such business of Employer in any of the Business Territories.  For purposes hereof, the term "Business Territories" means the geographical regions within the geographic borders of each State or Country in which Employer is doing business during the term of this Agreement and (in the case of post-employment non-competition obligations) at the date of the termination of Employee's employment with Employer and any State or Country in which Employer had reasonable prospects of engaging in business during the two-year non-competition period following termination of employment.

                                      (b) In addition to the other obligations agreed to by Employee in this Agreement, Employee agrees that during his employment with Employer and following the termination of his employment by Employer he shall not at any time, directly or indirectly, (i) induce, entice, or solicit any employee of Employer to leave his employment, or (ii) contact, communicate or solicit any customer of Employer derived from any customer list, customer lead, mail, printed matter or other information secured from Employer or its present or past employees, or (iii) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or material of Employer relating thereto.

                                      (c) It is the desire and intent of the parties that the provisions of Section 2.03 shall be enforced to the fullest extent permissible under the laws and public policies of the State of California.  Accordingly, if any particular portion of Section 2.03 shall be adjudicated to be invalid or unenforceable, Section 2.03 shall be deemed amended to (i) reform the particular portion to provide for such maximum restrictions as will be valid and enforceable or if that is not possible, then (ii) delete there from the portion thus adjudicated to be invalid or unenforceable.

Trade Secrets

        Section 2.04.  (a) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operations and processes of Employer, including without limitations, financial, personnel, sales, scientific and other information that is owned by Employer and regularly used in the operation of Employer's business and that such information constitutes Employer's trade secrets.

                              (b) Employee specifically agrees that he shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way during the term of this agreement.

ARTICLE 3.  OBLIGATIONS OF EMPLOYER

General Description

        Section 3.01.  Employer shall provide Employee with the compensation, incentives, benefits and business expense reimbursement specified elsewhere in this agreement.

Indemnification of Losses of Employee

        Section 3.02.  Employer shall indemnify Employee for all losses sustained by Employee in direct consequence of the discharge of his duties on Employer's behalf.

ARTICLE 4.  COMPENSATION OF EMPLOYEE

Annual Salary

        Section 4.01.  (a) As compensation for the services to be performed hereunder, Employee shall receive from Employer an annual salary of One Hundred Forty Four Thousand Dollars ($144,000.00) per annum.

                                    (b) The salary shall be payable in equal bi-weekly installments, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefits.

                                    (c) Employee shall receive such annual increases in salary as may be determined by Employer's Board of Directors, pursuant to performance based incentives as provided herein below. Employee shall receive an automatic salary increase to a minimum of $180,000 annually and a maximum of $ 240,000 ($15,000 to $ 20,000 per month) once the company realizes a gross profit of $100,000 per month.

Consulting Compensation

        Section 4.02.  If the Employee has entered into a consulting agreement with employer, regarding commissions for raising money before employment agreement has been signed, all commissions will be paid to Employee immediately, upon receipt of funds from investors by Employer. A failure by employer to pay said commissions immediately upon receipt of funds shall constitute a breach of the employment agreement as well as any prior agreements between the parties.

ARTICLE 5.  EMPLOYMENT INCENTIVES

Stock

        Section 5.01.  (a) Employer hereby grants Employee an option to purchase employer's common stock equal to 8% of the issued and outstanding employer's common stock at $.001 per share, for a period of one year after the employer's common stock becomes public, either through registration with the SEC or through a reverse merger.

        Section 5.02    (b) Upon approval of a stock option plan by Employer, Employee shall be granted 500,000 stock options, exercisable at a price equal to half the fair market value of a share of common stock, at the time of grant.  The exercise term shall be three years.

ARTICLE 6.  EMPLOYEE BENEFITS

Annual Vacation

        Section 6.01.  Employee shall be entitled to four (4) weeks vacation time each year with full pay.  If Employee is unable for any reason to take the total amount of authorized vacation time during any year, he may accrue that time and add it to vacation time for any following year or at his option, may receive a cash payment in the amount equal to the amount of annual salary attributable to that period.

Illness

        Section 6.02.  Employee shall be entitled to ten (10) days per year as sick leave with full pay.  Sick leave may be accumulated.

Use of Automobile

        Section 6.03.  (a) Employer shall provide Employee with an automobile allowance payment of Nine Hundred Dollars ($900.00) per month for each month of the term and any renewals and/or extensions of this agreement.

Medical Coverage

        Section 6.04.  Employer agrees to reimburse Employee for a medical coverage plan and dental expenses incurred by Employee, his spouse and those of his children.

Key-Man Insurance

        Section 6.05.  Employer may, at its election and expense and for its benefit, insure itself against the loss of the Employee's services through death or disability.

ARTICLE 7.  BUSINESS EXPENSES

Reimbursement of Ordinary Business Expenses

        Section 7.01.  All business expenses reasonably incurred by Employee in promoting the business of Employer, including expenditures for entertainment, lodging and travel, are to be paid for, either by advance or reimbursement by Employer.

Reimbursement of Other Business Expenses

        Section 7.02.  Employer shall promptly reimburse Employee for all other reasonable business expenses incurred by Employee in connection with the business of Employer.

ARTICLE 8.  TERMINATION OF EMPLOYMENT

Termination for Cause

        Section 8.01.  Employer reserves the right to terminate this agreement if Employee willfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement; or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties. Employee must have a 10 day cure period to resolve any issues submitted in writing by the board of directors before any termination will take effect.

Termination Without Cause

        Section 8.02. This agreement shall be terminated upon the death of Employee.

Disability

        Section 8.03. If Employee is prevented from performing his duties because of illness or disability for a continuous period of 180 days, the Company may terminate this Agreement without further notice.  In such event, all of the Company obligations shall cease except that Employee shall receive, when the 180 day period expires, severance pay of $40,000.

Payment on Termination

        Section 8.04.  Notwithstanding any provision of this agreement, if Employer terminates this agreement without cause, Employee shall be entitled to and Employer shall pay to Employee all salary compensation, Profit Sharing, Stock Options, Accrued Vacation time and Automobile Allowance, to which the Employee would otherwise have been entitled as though this Agreement had continued in full force and effect; however, provided that if Employee accepts other employment, Employee will then and there not be entitled to compensation under this agreement from the date the Employee agrees and accepts such other employment. Employee shall not be obligated to either seek or accept other employment as a condition precedent to receiving any compensation otherwise payable under this section.

Termination by Employee

        Section 8.05. Employee may terminate his obligations under this agreement by giving Employer at least three (3) months written advance notice.

ARTICLE 9.  GENERAL PROVISIONS

Notices

        Section 9.01.  Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage pre-paid with return receipt requested.  Mailed notices shall be addressed to the parties at the addresses appearing at the introductory paragraph of this agreement.  Each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

Arbitration

        Section 9.02.  (a) Any claim or controversy arising between Employer and Employee involving the construction application or alleged breach of any of the terms, provisions, or conditions of this agreement shall upon the written request of either party served on the other be submitted to arbitration.  Arbitration shall be conducted in accordance with the employment rules of the judicial arbitration mediation service ("JAMS") and under the laws of the State of California. Any award issued there under shall be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction.

                               (b) Employee shall not be responsible for the payment of any cost exceeding that for which he would be responsible had he brought such claim in a court of competent jurisdiction.

                               (c) Employer shall be responsible for the payment of all arbitration fees and cost, which may be required.

                               (d) The arbitrator(s) hearing any arbitration hereunder may award Attorney fees and cost to the prevailing party.

                               (e) All discovery rights otherwise available under California law shall be available in any arbitration brought hereunder.

Attorneys' Fees and Costs

        Section 9.03.  If any legal action is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.  This provision shall be construed as applicable to the entire agreement.

Entire Agreement

        Section 9.04.  This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever.  Each party to this agreement acknowledges, that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

Modifications

        Section 9.05.  Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

Effect of Waiver

        Section 9.06.   The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a wavier or relinquishment of that right or power for all or any other times.

Partial Invalidity

         Section 9.07.   If any provision of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Law Governing Agreement

          Section 9.08.   This agreement shall be governed by and construed in accordance with the laws of the State of California. The parties to this agreement agree that proper venue shall for the purpose of enforcing any arbitration award issued hereunder, lie with the Superior Court of Los Angeles County.

Sums Due Deceased Employee

           Section 9.09.   If Employee dies prior to the expiration of the term of his employment, any sums that may be due him from Employer under this agreement as of the date of death shall be paid to Employee's executors, administrator's, heirs, personal representatives, successors, and assigns.

Executed on  September 27th 2004.

                        Employer                                                      Employee

            Y-Tel International, LLC
            A Florida limited liability company

            By:  _______________________             By: ________________________

                  Steve B. Lipman                                John Conroy
            Its: President